Exhibit T3A.49

State of Delaware Secretary of State Division of Corporations Delivered 07:27 PM 12/12/2008 FILED 06:50 PM 12/12/2008 SRV 081192914 - 4633307 FILE

CERTIFICATE OF INCORPORATION

OF

TLAC, INC.

FIRST: The name of the corporation shall be: TLAC, INC. (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle, and its registered agent at such address is: Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is:

100 shares of common stock, par value $0.01 per share.

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Joseph Mignone	c/o Lowenstein Sandler PC 1251 Avenue of the Americas, 19th Floor New York, New York 10020

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.

The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors of the Corporation (the “Board”). The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Corporation’s bylaws (the “Bylaws”).

B.	The Board of the Corporation is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation.

C.	Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D.

The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of the Corporation.

E.	The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware as from time to time in effect or any successor provision thereto.

SEVENTH: The Corporation is to have perpetual existence.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation shall indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, or claims, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim, or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders, or otherwise, and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this Certificate of Incorporation this 12th day of December, 2008.

/s/ Joseph Mignone
Joseph Mignone Sole Incorporator